SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

September 29, 2003

Date of Report (Date of earliest event reported)

Altris Software, Inc.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-15935	95-3634089
(Commission File Number)	(IRS Employer Identification No.)

10052 Mesa Ridge Court, Suite 100, San Diego, CA	92121
(address of principal executive offices)	(Zip Code)

(858) 625-3000
(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure

On September 29, 2003, Altris Software, Inc., a California corporation doing business as Spescom Software, Inc.(the “Company”), completed a private placement with accredited investors resulting in gross proceeds to the Company of $605,000.  Under the terms of the financing, the Company issued 3,025,000 shares of common stock and warrants, expiring on August 31, 2005, to purchase 1,008,333 shares of common stock at $0.20 per share.  The Company has agreed to use commercially reasonable efforts to file by November 30, 2003 a registration statement with the Securities and Exchange Commission for the resale of the 3,025,000 shares issued in the transaction, as well as the 1,008,333 shares issuable under the warrants.

In connection with the transaction, Pancar LLC, an investment consulting firm, received a vested three-year option to purchase 1,000,000 shares of the Company’s stock at $0.22 per share.

The Company engaged Pancar LLC to assist the Company in seeking additional financing for the Company.  Under the Company's agreement with Pancar, Pancar is entitled to additional compensation in the form of options to purchase shares of the Company's common stock for transactions introduced by Pancar.  In addition to the option to purchase one million shares which is currently vested as a result of the closing of the private placement described above, Pancar will have the option to purchase an additional 1,500,000 shares of common stock at $0.22 per share if the Company consummates a transaction with investors introduced by or through Pancar that provides the Company with at least $2,400,000 in additional investment capital.  This option will expire on August 15, 2006.  In addition, Pancar has been granted piggyback registration rights entitling it to have any shares issuable to it by the Company included in any registration statement filed by the Company.  The Company's agreement with Pancar is terminable by either party on three months' written notice.

On September 30, 2003, the Company issued a press release regarding this equity financing transaction. The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Included herein as Exhibit 99.2 to this Form 8-K is the Form of Warrant to purchase the Company’s common stock issued to the accredited investors in the $605,000 private placement described above.

Also, included herein as Exhibit 99.3 to this Form 8-K is the Form of Registration Rights Agreement between the Company and the accredited investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altris Software, Inc.

Date: September 30, 2003	By:	/s/ John W. Low
John W. Low Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	September 30, 2003 Press Release by Altris Software, Inc.
99.2	Form of Warrant to purchase Spescom Stock
99.3	Form of Registration Rights Agreement